Exhibit 5.2

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 +1 212 839 5300 +1 212 839 5599 FAX AMERICA • ASIA PACIFIC • EUROPE

December 22, 2025

PennyMac Mortgage Investment Trust

PennyMac Corp.

3043 Townsgate Road

Westlake Village, California 91361

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (File Nos. 333-280211 and 333-280211-01), initially filed by PennyMac Mortgage Investment Trust, a Maryland real estate investment trust (the “Company”), and PennyMac Corp., a Delaware corporation and an indirect wholly-owned subsidiary of the Company (the “Issuer”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on June 14, 2024, as amended by Post-Effective Amendment No. 1 thereto, filed with the SEC on December 11, 2025 (as so filed and amended, the “Registration Statement”), which Registration Statement became effective upon filing pursuant to Rule 462(e) under the Securities Act. Pursuant to the Registration Statement and the securities purchase agreement, dated December 18, 2025 (the “Purchase Agreement”), among the Issuer, the Company and the investor named therein, the Issuer is issuing $75,000,000 aggregate principal amount of its 8.500% Exchangeable Senior Notes due 2029 (the “Notes”). The Notes are being issued under an Indenture, dated as of April 30, 2013 (the “Base Indenture”), among the Issuer, as issuer, the Company, as guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the Fourth Supplemental Indenture thereto, dated as of May 24, 2024 (the “Fourth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) and an Officers’ Certificate, dated December 22, 2025, pursuant thereto. The obligations of the Issuer under the Notes will be fully and unconditionally guaranteed by the Company (the “Guarantee” and, together with the Notes, the “Securities”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Indenture, the Purchase Agreement, the Securities in global form and the resolutions adopted by the board of directors of the Issuer, the board of trustees of the Company, and the respective pricing committees established by such boards relating to the Registration Statement, the Indenture, the Purchase Agreement and the issuance of the Securities. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Issuer and the

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

PennyMac Mortgage Investment Trust

PennyMac Corp.

December 22, 2025

Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Issuer and the Company.

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. The Notes have been duly authorized by the Issuer. When the Notes have been duly executed and delivered by the Issuer and duly authenticated and delivered by the Trustee pursuant to the provisions of the Indenture against payment of the requisite consideration therefor as provided in the Purchase Agreement, the Notes will constitute valid and binding obligations of the Issuer.

2. When the Guarantee has been duly authorized, executed and delivered by the Company, and when the Notes have been duly authorized, executed and delivered by the Issuer and duly authenticated and delivered by the Trustee pursuant to the provisions of the Indenture against payment of the requisite consideration therefor as provided in the Purchase Agreement, the Guarantee will constitute a valid and binding obligation of the Company.

Our opinions are subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief. Our opinions are also subject to (i) provisions of law which may require that a judgment for money damages rendered by a court in the United States of America be expressed only in United States dollars, (ii) requirements that a claim with respect to any debt securities or other obligations that are denominated or payable other than in United States dollars (or a judgment denominated or payable other than in United States dollars in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law and (iii) governmental authority to limit, delay or prohibit the making of payments outside of the United States of America or in a foreign currency.

This opinion letter is limited to the Delaware General Corporation Law and the laws of the State of New York (excluding the securities laws, the blue sky laws, the real estate syndication laws or the municipal laws or the laws, rules or regulations of any local agencies or governmental authorities of or within the State of New York). Various issues pertaining to Maryland law are addressed in the opinion of Venable LLP, which has been separately provided

PennyMac Mortgage Investment Trust

PennyMac Corp.

December 22, 2025

to you. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K filed on December 22, 2025 and the incorporation by reference of this opinion letter as an exhibit to the Registration Statement and to all references to our Firm under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP